May 25, 2011	Philip T. Colton Direct Dial: (612) 604-6729 Direct Fax: (612) 604-6929 pcolton@winthrop.com

Multiband Corporation
9449 Science Center
New Hope, MN  55428

Re:           Registration Statement on Form S-1 and Related Prospectus

Ladies and Gentlemen:

We have acted as counsel for Multiband Corporation, a Minnesota corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-1 (File No. 333-169255), including a Prospectus (the “Original Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 11,500,000 shares of the Company’s common stock, no par value  per share (the “Original Shares”).  We have also acted as counsel in connection with the Company’s filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration of an additional 1,380,000 shares of the Company’s common stock, no par value  per share (the “Additional Shares”) (collectively the Original Shares and the Additional Shares are referred to as the “Shares”). Of the aggregate number of Shares, 5,974,932 will be sold by the Company, including 1,680,000 Shares subject to an over-allotment option, and 6,905,068 Shares will be sold by a selling shareholder named in the Original Registration Statement (the “Selling Shareholder”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended; the Company’s Articles of Incorporation and Bylaws, as currently in effect; and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Multiband Corporation
May 25, 2011

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.  Furthermore, the shares to be sold by the Selling Shareholder, upon conversion and delivery in accordance with the terms and conditions of the Series J Convertible Preferred Stock of the Company, will be validly issued, fully paid and nonassessable.

We consent to the reference under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Winthrop & Weinstine, P.A.

/s/ Winthrop & Weinstine, P.A.